Exhibit 99.1

Fortune Brands Reports First Quarter Results

  Sales Increase 8% as All Three Businesses Outperform Respective Markets
  Diluted EPS Up at Double-Digit Rate; Company Reaffirms Earnings Target
  Aiming to Complete Separation of Businesses in Early Fourth Quarter

DEERFIELD, Ill.--(BUSINESS WIRE)--May 5, 2011--Fortune Brands, Inc. (NYSE: FO), the company behind leading consumer brands including Jim Beam, Titleist and Moen, today reported results for the first quarter of 2011.

  Net sales increased 8% with growth in all three business units.
  Diluted earnings per share were $0.52, and diluted earnings per share before charges/gains reached $0.59, up 20% from $0.49 in the year-ago quarter.
  Results benefited from the startup impact of a new spirits distribution agreement in Australia, as well as higher volumes and favorable foreign exchange across the businesses. These benefits were partly offset by divestitures, higher year-over-year commodities costs and planned increases in brand investment.

The company also announced that it is now targeting to complete the previously announced separation of its businesses early in the fourth quarter.

“Fortune Brands continued to deliver strong growth in sales and earnings as each of our three businesses outperformed their respective markets in the quarter,” said Bruce Carbonari, chairman and chief executive officer of Fortune Brands. “Our businesses are pursuing strategies designed to outperform their markets and they’re executing at a high level. As a result, we’re on track to deliver another year of strong earnings growth in 2011.

  “Our Beam spirits business delivered mid-single-digit comparable sales growth excluding the benefit of an initial sale of inventory related to the establishment of an enhanced Australia distribution agreement with Coca-Cola Amatil. On this basis, our global Power Brands grew at a high-single-digit rate, driven by strong growth for Jim Beam, Maker’s Mark, Courvoisier and Teacher’s. The company outperformed key markets including the U.S., U.K., Spain, Germany, Australia and India. Comparable operating income grew at a low-single-digit rate, as expected, reflecting our double-digit increase in brand investment to support new product launches and long-term brand-building initiatives. We’re also pleased that we added the Skinnygirl cocktails brand to our portfolio in the quarter.
  “Against the challenging comparison of a double-digit sales increase in the year-ago quarter, sales for Fortune Brands Home & Security rose 2% in a market that was softer than anticipated. Results included strong gains from new cabinetry business we’ve earned and growth for Master Lock security products. These gains more than offset modest decreases for faucets and advanced materials windows and doors, categories that faced particularly challenging comparisons to strong growth in the year-ago quarter. Operating income in Home & Security reflected higher costs for commodities and our planned strategic investments to support new business and brand-building programs.
  “Our Acushnet golf business began the year with comparable sales that grew 17% and comparable operating income that grew more than 30%. Sales achieved a first quarter record as successful new products drove strong growth in each product category. Sales for the Titleist brand were sharply higher on very strong initial demand for the new Pro V1 golf balls and 910 metals, while sales of the new DryJoys Tour golf shoes, as well as gloves and performance outerwear, drove robust growth for FootJoy.

“We’re performing very well in the marketplace across our consumer categories, and we’re building on our competitive strengths as we position our businesses to create even greater value as independent companies,” Carbonari continued. “Each of our businesses has a powerful strategy, a proven management team, and prospects for strong growth and returns and strong capital structures. We are now targeting that our proposed separation plan – to spin-off Home & Security, to either sell or spin-off Acushnet, and to move forward as a strong pure-play spirits company – will be approved and completed by early in the fourth quarter.”

For the first quarter of 2011:

  Net income was $81.2 million, or $0.52 per diluted share, compared to $0.47 in the year-ago quarter.
    Comparisons reflected the impact of higher net charges in the current-year period, principally related to the company’s previously announced plan to separate its business units.
  Excluding charges and gains in both the current and prior-year periods, diluted EPS was $0.59, up 20% from $0.49 in the year-ago quarter.
  Net sales were $1.76 billion, up 8%.
    On a comparable basis – excluding excise taxes, foreign exchange and acquisitions/divestitures – and further adjusted for the startup benefit of the Australia spirits distribution agreement, total net sales would have been up 6%.
    On this basis, comparable net sales by business unit were: Beam up 5%; Fortune Brands Home & Security up 1%; Acushnet Company up 17%.
  Operating income was $160.5 million.
  Operating income before charges/gains was $177.3 million, up 10%.
  Return on equity before charges/gains was 8%.
  Return on invested capital before charges/gains was 6%.

Outlook: Reaffirming Full-Year Earnings Target

“Looking to the balance of 2011, we continue to expect that the markets for each of our three businesses will grow at a low-single-digit rate, and our first quarter results reinforce our confidence in the prospects for our businesses to outperform their respective markets,” said Carbonari.

“Absent the proposed separation of our businesses, we continue to estimate that diluted EPS before charges/gains for Fortune Brands would grow at a high-single-digit to high-teens rate for the full year. While we expect to benefit from favorable foreign exchange, we expect results will reflect the increased headwind of higher costs for energy and raw materials, as well as our planned higher strategic investments across our businesses to support long-term growth. In addition to these factors, second quarter results will face challenging comparisons as we cycle against 2010 results that benefited by approximately 10-15 cents per share from both the pull-forward in Home & Security sales due to the mid-year expiration of the homebuyer tax credit and the timing of spirits orders. We expect second quarter results will also be impacted by approximately 5 cents due to the natural disaster in Japan and the sale of Cobra in 2010.”

  “In our Beam spirits business, we plan to sustain our double-digit increase in brand investment to build our brands as we deliver and support innovations like Pucker Flavored Vodka, Jim Beam Devil’s Cut and Red Stag, and develop our most promising global markets.”

  The company revised its full-year operating income target for Beam, and is now targeting the business to grow operating income before charges at a mid-single-digit rate in 2011 versus its prior target of low-to-mid-single digits. The company expects favorable foreign exchange and the benefit of the Australia distribution agreement to offset higher costs for commodities and the planned increase in brand investment.
  “We expect Fortune Brands Home & Security will continue to outperform on the success of its new business programs, innovative new products, strong customer service, and lean and flexible supply chains,” said Carbonari.

  Due to somewhat softer-than-expected market conditions and greater-than-expected commodities cost increases that the company expects to partly offset with selective price increases, the company is now targeting operating income before charges for Home & Security to grow at a mid-single-digit to low-double-digit rate for 2011 versus the prior target in the high-single-digit to high-teens range.
  “In golf, we anticipate continued strong worldwide demand for the iconic Titleist and FootJoy brands, including our outstanding lineup of new-product innovations. For the full year, we expect the impact of lower golf activity in Japan will be offset by strong momentum we’re building for our golf brands in other global markets,” Carbonari said.

  The company is continuing to target to significantly outperform the golf market in 2011 and that comparable operating income for Acushnet will grow at a double-digit rate.

The company also reaffirmed that, absent the separation plan, it is targeting to generate free cash flow in the range of $450-525 million for 2011. The company is targeting an earnings-to-free-cash-flow conversion rate of 100% or more.

About Fortune Brands

Fortune Brands, Inc. is a leading consumer brands company. Its operating companies have premier brands and leading market positions in distilled spirits, home and security, and golf products. Beam Global Spirits & Wine, Inc. is the company's premium spirits business. Major spirits brands include Jim Beam and Maker's Mark bourbon, Sauza tequila, Canadian Club whisky, Courvoisier cognac, Cruzan rum, Teacher's and Laphroaig Scotch, EFFEN vodka, Skinnygirl margarita and DeKuyper cordials. The brands of Fortune Brands Home & Security LLC include Moen faucets, Aristokraft, Omega, Diamond and Kitchen Craft cabinetry, Therma-Tru door systems, Simonton windows, Master Lock security products and Waterloo storage and organization products. Acushnet Company's golf brands include Titleist and FootJoy. Fortune Brands, headquartered in Deerfield, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index and the MSCI World Index.

To receive company news releases by e-mail, please visit www.fortunebrands.com.

Forward-Looking Statements

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this release. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: general economic conditions, including the U.S. housing and remodeling market; the expiration of government economic stimulus programs; competitive market pressures (including pricing pressures); successful development of new products and processes; consolidation of customers; customer defaults and related bad debt expense; unanticipated developments that delay or negatively impact the proposed separation; disruption to operations as a result of the proposed separation; inability of one or more of the businesses to operate independently following the completion of the proposed separation; risks pertaining to strategic acquisitions and joint ventures, including the potential financial effects and performance of such acquisitions or joint ventures, and integration of acquisitions and the related confirmation or remediation of internal controls over financial reporting; any possible downgrades of the Company's credit ratings; volatility of financial and credit markets, which could affect access to capital for the Company, its customers and consumers; interest rate fluctuations; commodity and energy price volatility; risks associated with doing business outside the United States, including currency exchange rate risks; ability to secure and maintain rights to intellectual property; inability to attract and retain qualified personnel; changes in golf equipment regulatory standards and other regulatory developments; the status of the U.S. rum excise tax cover-over program; the impact of excise tax increases on distilled spirits; dependence on performance of distributors and other marketing arrangements; costs of certain employee and retiree benefits and returns on pension assets; potential liabilities, costs and uncertainties of litigation; historical consolidated financial statements that may not be indicative of future conditions and results; impairment in the carrying value of goodwill or other acquired intangible assets; weather and natural disasters; as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

In addition to final Board authorization, the potential separation of Fortune Brands' companies will also be subject to the receipt of a number of customary regulatory approvals and/or rulings, the execution of intercompany agreements and finalization of other related matters. There can be no assurance that any of the proposed transactions will be completed as anticipated or at all.

Use of Non-GAAP Financial Information

This press release includes measures not derived in accordance with generally accepted accounting principles (“GAAP”), such as diluted earnings per share before charges/gains, operating income before charges/gains, comparable net sales, comparable operating income, return on equity before charges/gains, return on invested capital before charges/gains, and free cash flow. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and may also be inconsistent with similar measures presented by other companies. Reconciliation of these measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented in the attached pages.

FORTUNE BRANDS, INC.
CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2011	2010	% Change

Net Sales	$1,757.4	$1,625.1	8.1

Cost of products sold	933.0	839.9	11.1

Excise taxes on spirits	148.9	126.4	17.8

Advertising, selling, general
and administrative expenses	495.3	492.9	0.5

Amortization of intangible assets	7.6	8.4	(9.5)

Restructuring charges	2.6	1.1	136.4

Business separation costs	9.5	-	-

Operating Income	160.5	156.4	2.6

Interest expense	46.6	55.2	(15.6)

Other expense (income), net	1.3	(2.0)	165.0

Income before income taxes	112.6	103.2	9.1

Income taxes	29.4	28.8	2.1

Net Income	$83.2	$74.4	11.8

Less: Noncontrolling interests	2.0	2.2	(9.1)

Net Income attributable to Fortune Brands	$81.2	$72.2	12.5

Earnings Per Common Share, Basic:

Net Income	$0.53	$0.48	10.4

Earnings Per Common Share, Diluted:

Net Income	$0.52	$0.47	10.6

Avg. Common Shares Outstanding
Basic	153.7	151.6	1.4
Diluted	156.6	153.2	2.2

Actual Common Shares Outstanding
Basic	154.1	152.4	1.1
Diluted	157.0	154.0	1.9

FORTUNE BRANDS, INC.
(In millions, except per share amounts)
(Unaudited)
NET SALES AND OPERATING INCOME

	Three Months Ended March 31,
	2011	2010	% Change
Net Sales
Spirits	$673.1	$573.1	17.4
Home & Security	714.2	698.4	2.3
Golf	370.1	353.6	4.7
Total Net Sales	$1,757.4	$1,625.1	8.1

Operating Income/(Loss)
Spirits	$144.4	$115.1	25.5
Home & Security	5.7	22.4	(74.6)
Golf	43.3	44.4	(2.5)
Corporate expenses	(32.9)	(25.5)	(29.0)
Total Operating Income	$160.5	$156.4	2.6

Operating Income/(Loss) Before Charges(a)
Spirits	$150.6	$118.8	26.8
Home & Security	6.2	23.7	(73.8)
Golf	43.9	44.1	(0.5)
Corporate expenses	(23.4)	(25.5)	8.2

Operating Income Before Charges	177.3	161.1	10.1
Restructuring and other charges	(7.3)	(4.7)	(55.3)
Business separation costs (b)	(9.5)	-	-

Operating Income	$160.5	$156.4	2.6

(a) Operating Income Before Charges is Operating Income derived in accordance with GAAP excluding restructuring and other charges and business separation costs. Operating Income Before Charges is a measure not derived in accordance with GAAP. Management uses this measure to determine the returns generated by our operating segments and to evaluate and identify cost reduction initiatives. Management believes this measure provides investors with helpful supplemental information regarding the performance of the company from year to year. This measure may be inconsistent with similar measures presented by other companies.
(b) Business separation costs are external costs directly related to implementing the proposed separation of the Company’s three businesses. These costs predominately consist of financial, legal, and related advisory fees.

FREE CASH FLOW
	Three Months Ended March 31,		2011 Full Year
	2011	2010	Targeted Range

Free Cash Flow (c)	$(242.1)	$(103.4)	$450 - 525
Add:
Capital Expenditures	37.3	32.0	250 - 275
Less:
Proceeds from the sale of assets	1.5	0.6	-
Cash Flow From Operations	$(206.3)	$(72.0)	$700 - 800

(c) Free Cash Flow is Cash Flow from Operations less net capital expenditures (capital expenditures less proceeds from the sale of assets including property, plant and equipment). Free Cash Flow is a measure not derived in accordance with GAAP. Management believes that Free Cash Flow provides investors with helpful supplemental information about the company's ability to fund internal growth, make acquisitions, repay debt, pay dividends, and repurchase common stock. This measure may be inconsistent with similar measures presented by other companies.

EPS BEFORE CHARGES/GAINS
EPS Before Charges/Gains is Net Income calculated on a per-share basis excluding restructuring and other charges and other select items.

For the first quarter of 2011, EPS Before Charges/Gains is Net Income calculated on a per-share basis excluding $7.3 million ($4.6 million after tax or $0.03 per diluted share) of restructuring and other charges, income tax-related credits of $1.1 million ($0.01 per diluted share related to the resolution of routine foreign income tax audit examinations) and business separation costs of $9.5 million ($7.8 million after tax or $0.05 per diluted share).

For the first quarter of 2010, EPS Before Charges/Gains is Net Income calculated on a per-share basis excluding $4.7 million ($3.0 million after tax or $0.02 per diluted share) of restructuring and other charges.

EPS Before Charges/Gains is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the overall performance of the company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the company from year to year. This measure may be inconsistent with similar measures presented by other companies.

	Three Months Ended March 31,
	2011	2010	% Change

Earnings Per Common Share - Basic

Income before Charges/Gains	$0.60	$0.50	20.0

Restructuring and other charges	(0.03)	(0.02)	(50.0)
Business separation costs	(0.05)	-	-
Income tax-related credits	0.01	-	-

Net Income attributable to Fortune Brands	$0.53	$0.48	10.4

Earnings Per Common Share - Diluted

Income before Charges/Gains	$0.59	$0.49	20.4

Restructuring and other charges	(0.03)	(0.02)	(50.0)
Business separation costs	(0.05)	-	-
Income tax-related credits	0.01	-	-

Net Income attributable to Fortune Brands	$0.52	$0.47	10.6

RECONCILIATION OF FULL YEAR 2011 EARNINGS TARGET TO GAAP
For the full year, absent the proposed separation of the Company's three businesses, the Company would target Diluted EPS Before Charges/Gains to grow at a high-single-digit to high-teens percentage rate. On a GAAP basis, the Company would target Diluted EPS to be down at a double-digit percentage rate. The difference between the Company’s Non-GAAP EPS target and its GAAP EPS target is predominately due to business separation costs (as defined herein) and restructuring and other charges the Company may incur.

Diluted EPS Before Charges/Gains is Net Income calculated on a diluted per-share basis excluding restructuring and other charges, and other select items.

Diluted EPS Before Charges/Gains is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the overall performance of the company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the company from year to year. This measure may be inconsistent with similar measures presented by other companies.

RESTRUCTURING AND OTHER CHARGES
The company recorded pre-tax restructuring and other charges of $7.3 million ($4.6 million after tax or $0.03 per diluted share) in the three-month period ended March 31, 2011. Spirits charges were for supply chain and distribution initiatives. Home & Security charges represent costs associated with a product line integration and facility consolidations. Golf charges represent costs associated with facility consolidations.

	Three Months Ended March 31, 2011
	(In millions, except per share amounts)
		Other Charges(a)
	Restructuring	Cost of Sales Charges	SG & A Charges	Total
Spirits	$2.1	$4.6	$(0.5)	$6.2
Home & Security	0.3	0.2	-	0.5
Golf	0.2	-	0.4	0.6
Total	$2.6	$4.8	$(0.1)	$7.3

Income tax benefit				2.7
Net charge				$4.6
Charge per common share
Basic				$0.03
Diluted				$0.03

(a) "Other charges" represent charges directly related to restructuring initiatives that cannot be reported as restructuring under U.S. GAAP. Such costs may include losses on disposal of inventories, trade receivables allowances from exiting product lines and accelerated depreciation resulting from the closure of facilities.

FORTUNE BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions)
(Unaudited)

	March 31,	March 31,
	2011	2010

Assets
Current assets
Cash and cash equivalents	$269.2	$289.7
Accounts receivable, net	1,078.9	942.6
Inventories	2,171.4	2,052.7
Other current assets	457.3	498.6
Total current assets	3,976.8	3,783.6

Property, plant and equipment, net	1,437.2	1,449.4
Intangibles resulting from
business acquisitions, net	6,793.0	6,762.1
Other assets	316.0	235.8
Total assets	$12,523.0	$12,230.9

Liabilities and Stockholders' Equity
Current liabilities
Short-term debt	$337.4	$56.6
Current portion of long-term debt	-	750.0
Accounts payable	486.8	465.6
Other current liabilities	851.7	782.0
Total current liabilities	1,675.9	2,054.2

Long-term debt	3,671.3	3,630.8
Other long-term liabilities	1,273.2	1,306.6
Total liabilities	6,620.4	6,991.6

Stockholders' equity	5,884.6	5,224.5
Noncontrolling interests	18.0	14.8
Total equity	5,902.6	5,239.3
Total liabilities and equity	$12,523.0	$12,230.9

FORTUNE BRANDS, INC.
Reconciliation of Income Statement - GAAP to Before Charges/Gains
Three Months Ended March 31, 2011
$ in millions, except per share amounts
(unaudited)

		Charges/Gains included in GAAP Results

		Restructuring	Income	Business	Before
	GAAP	and other	tax-related	separation	charges/
	(unaudited)	charges	credits	costs	gains

	FIRST QUARTER

Net Sales	$1,757.4	-	-	-

Cost of goods sold	933.0	(4.8)	-	-
Excise taxes	148.9	-	-	-
Advertising and SG&A	495.3	0.1	-	-
Amortization of intangibles	7.6	-	-	-
Restructuring expenses	2.6	(2.6)	-	-
Business separation costs	9.5	-	-	(9.5)

Operating Income	160.5	7.3	-	9.5	177.3

Interest expense	46.6	-	-	-
Other income, net	1.3	-	1.1	-

Income before taxes	112.6	7.3	(1.1)	9.5	128.3

Income taxes	29.4	2.7	-	1.7

Net Income	$83.2	4.6	(1.1)	7.8	$94.5

Less: Noncontrolling interests	2.0	-	-	-

Net Income attributable to Fortune Brands	$81.2	4.6	(1.1)	7.8	$92.5

Average Diluted Shares Outstanding	156.6				156.6

Diluted EPS	0.52				0.59

2010

Net Sales	$1,625.1	-	-	-

Cost of goods sold	839.9	(1.2)	-	-
Excise taxes	126.4	-	-	-
Advertising and SG&A	492.9	(2.4)	-	-
Amortization of intangibles	8.4	-	-	-
Restructuring expenses	1.1	(1.1)	-	-

Operating Income	156.4	4.7	-	-	161.1

Interest expense	55.2	-	-	-
Other income, net	(2.0)	-	-	-

Income before taxes	103.2	4.7	-	-	107.9

Income taxes	28.8	1.7	-	-

Net Income	$74.4	3.0	-	-	$77.4

Less: Noncontrolling interests	2.2	-	-	-

Net Income attributable to Fortune Brands	$72.2	3.0	-	-	$75.2

Average Diluted Shares Outstanding	153.2				153.2

Diluted EPS	0.47				0.49

FORTUNE BRANDS, INC.
Reconciliation of ROE based on Net Income attributable to Fortune Brands Before Charges/Gains to
ROE based on GAAP Net Income attributable to Fortune Brands
March 31, 2011
Amounts in millions
(Unaudited)

	Rolling twelve months Net Income (excluding noncontrolling interests)				ROE based on Net Income attributable to
	Before Charges/Gains less Preferred Dividends		Average Stockholders' Equity, Non-GAAP		Fortune Brands Before Charges/Gains

Fortune Brands	$ 459.3	/	$5,498.0	=	8.4%

	Rolling twelve months GAAP Net Income
	(excluding noncontrolling interests) less Preferred Dividends		Average Stockholders' Equity, GAAP		ROE based on GAAP Net Income attributable to Fortune Brands

Fortune Brands	$ 504.4	/	$5,487.7	=	9.2%

Return on Equity - or ROE - Before Charges/Gains is net income (excluding noncontrolling interests) less preferred dividends derived in accordance with GAAP excluding restructuring and other charges, gains/losses on the sale of brands and related assets, net and other select items divided by the thirteen month average of GAAP common stockholders' equity (total stockholders' equity less preferred equity and non-controlling interests) excluding any restructuring and other charges and other select items.

FORTUNE BRANDS, INC.
Reconciliation of ROIC based on Net Income attributable to Fortune Brands Before Charges/Gains to
ROIC based on GAAP Net Income attributable to Fortune Brands
March 31, 2011
Amounts in millions
(Unaudited)

	Rolling twelve months Net Income (excluding noncontrolling interests)				ROIC based on Net Income attributable to
	Before Charges/Gains plus after-tax Interest Expense		Average Invested Capital, Non-GAAP		Fortune Brands Before Charges/Gains

Fortune Brands	$ 591.0	/	$9,336.9	=	6.3%

	Rolling twelve months GAAP Net Income
	(excluding noncontrolling interests) plus after-tax Interest Expense		Average Invested Capital, GAAP		ROIC based on GAAP Net Income attributable to Fortune Brands

Fortune Brands	$ 636.2	/	$9,326.6	=	6.8%

Return on Invested Capital - or ROIC - Before Charges/Gains is net income (excluding noncontrolling interests) plus after-tax interest expense derived in accordance with GAAP excluding restructuring and other charges, gains/losses on the sale of brands and related assets, net, and other select items divided by the thirteen month average of GAAP Invested Capital (net debt plus stockholders' equity less noncontrolling interests) excluding any restructuring and other charges and other select items.

ROE Before Charges/Gains and ROIC Before Charges/Gains are measures not derived in accordance with GAAP. Management uses these measures to determine the returns generated by the company and to evaluate and identify cost-reduction initiatives. Management believes these measures provide investors with helpful supplemental information regarding the underlying performance of the company from year to year. These measures may be inconsistent with similar measures presented by other companies.

FORTUNE BRANDS, INC.
Reconciliation of Percentage Change in Comparable Net Sales to Percentage Change in GAAP Net Sales
For the Three Months Ended March 31, 2011
(Unaudited)

Three Months Ended March 31, 2011
Fortune Brands
Comparable Net Sales	6%
Excise Taxes	1%
Foreign currency exchange rates	2%
Divestitures	(4%)
Spirits Australian distribution agreement	3%
Net Sales, GAAP basis	8%

Spirits
Comparable Net Sales	5%
Spirits excise taxes	2%
Foreign currency exchange rates	4%
Divestitures	(2%)
Spirits Australian distribution agreement	8%
Net Sales, GAAP basis	17%

Home & Security
Comparable Net Sales	1%
Foreign currency exchange rates	1%
Net Sales, GAAP basis	2%

Golf
Comparable Net Sales	17%
Foreign currency exchange rates	3%
Divestitures	(15%)
Net Sales, GAAP basis	5%

Comparable Net Sales is Net Sales derived in accordance with GAAP excluding changes in foreign currency exchange rates, spirits excise taxes, the impact of acquisitions/divestitures, and the impact of the start-up benefit of the Australia spirits distribution agreement. Comparable Net Sales is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the overall performance of the company, and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the company from year to year. This measure may be inconsistent with similar measures presented by other companies.

FORTUNE BRANDS, INC.
Reconciliation of Percentage Change in Comparable Operating Income to
Percentage Change in GAAP Operating Income
For the Three Months Ended March 31, 2011
(Unaudited)

Spirits
Spirits' comparable operating income which excludes foreign currency exchange rates, sale of Cockburn and our German-market local brands, restructuring and other charges and the impact of the start-up benefit of the Australia spirits distribution agreement is up at a low-single-digit rate. On a GAAP basis, Spirits' reported operating income is up 25%.

Golf
Golf's comparable operating income which excludes foreign currency exchange rates, the impact of the sale of Cobra and restructuring and other charges is up more than 30%. On a GAAP basis, Golf's reported operating income is down 2%.

Comparable Operating Income is Operating Income derived in accordance with GAAP excluding restructuring and other charges, gains/losses on the sale of brands and related assets, changes in foreign currency exchange rates, the impact of acquisitions/divestitures and the impact of the start-up benefit of the Australia spirits distribution agreement. Comparable Operating Income is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the overall performance of the company, and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the company from year to year. This measure may be inconsistent with similar measures presented by other companies.

FORTUNE BRANDS, INC.
Reconciliation of Operating Income Before Charges/Gains Segment Growth Targets to GAAP Operating Income Segment Growth Targets
For the Full Year 2011
(Unaudited)

The table below lists the target segment growth rates for Operating Income Before Charges/Gains and Operating Income on a GAAP basis for the full year 2011.

	Operating Income	Operating Income
	Before Charges/Gains	(GAAP basis)

Spirits	up mid-single-digit rate	up high-single-digit to low double-digit rate

Home & Security	up mid-single-digit to low-double-digit rate	up high-single-digit to high-double-digit rate

Operating Income Before Charges/Gains is Operating Income derived in accordance with GAAP excluding restructuring and other charges.

Operating Income Before Charges/Gains is a measure not derived in accordance with GAAP. Management uses this measure to determine the returns generated by the company's operating segments and to evaluate and identify cost-reduction initiatives. Management believes this measure provides investors with helpful supplemental information regarding the underlying performance of the company and its segments from year to year. This measure may be inconsistent with similar measures presented by other companies.

FORTUNE BRANDS, INC.
Reconciliation of Comparable Operating Income Segment Growth Targets to GAAP Operating Income Segment Growth Targets
For the Full Year 2011
(Unaudited)

The table below lists the target segment growth rates for Comparable Operating Income and Operating Income on a GAAP basis for the full year 2011.

	Comparable Operating Income	Operating Income
(GAAP basis)

Golf	up double-digit rate	down low double-digit rate

Comparable Operating Income is Operating Income derived in accordance with GAAP excluding restructuring and other charges, gains/losses on the sale of brands and related assets, changes in foreign currency exchange rates, and the impact of acquisitions/divestitures.

Comparable Operating Income is a measure not derived in accordance with GAAP. Management uses this measure to determine the returns generated by the company's operating segments and to evaluate and identify cost-reduction initiatives. Management believes this measure provides investors with helpful supplemental information regarding the underlying performance of the company and its segments from year to year. This measure may be inconsistent with similar measures presented by other companies.

CONTACT:
Fortune Brands, Inc.
Media Relations:
Clarkson Hine
(847) 484-4415
or
Investor Relations:
Tony Diaz
(847) 484-4410